Exhibit 95.1

Mine Safety Disclosures

The following disclosures are provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

Mine Safety Information. Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation that describes the alleged violation and fixes a time within which the U.S. mining operator must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, may be reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type of the mine (underground or surface) as well as by the applicable MSHA District or the MSHA inspector(s) assigned.

The following table details the total number of, and the proposed dollar assessment for, violations, citations and orders issued by MSHA during the quarter ended September 30, 2025 upon periodic inspection of our mine facilities in accordance with the referenced sections of the Mine Act:

(in whole dollars)

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations(1)	Section 104(b) Orders(2)	Section 104(d) Citations and Orders(3)	Violations Under Section 110(b)(2) (4)	Section 107(a) Orders(5)	Total Dollar Value of MSHA Assessments Proposed(6)	Total Number of Mining-Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (Yes/No)	Received Notice of Potential to Have Pattern Under Section 104(e) (Yes/No)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
N. Kermit, TX	0	0	0	0	0	0	0	No	No	0	0	0
S. Kermit, TX	0	0	0	0	0	0	0	No	No	0	0	0
Atlas 115/874	0	0	0	0	0	0	0	No	No	0	0	0
OnCore1	0	0	0	0	0	0	0	No	No	0	0	0
OnCore2	0	0	0	0	0	0	0	No	No	0	0	0
OnCore2b	0	0	0	0	0	0	0	No	No	0	0	0
OnCore3b	0	0	0	0	0	$453	0	No	No	0	0	0
OnCore4	0	0	0	0	0	$151	0	No	No	0	0	0
OnCore5	0	0	0	0	0	0	0	No	No	0	0	0
OnCore6	0	0	0	0	0	0	0	No	No	0	0	0
OnCore7	0	0	0	0	0	0	0	No	No	0	0	0
OnCore8	0	0	0	0	0	0	0	No	No	0	0	0
OnCore9	0	0	0	0	0	0	0	No	No	0	0	0
(1)
Citations received from MSHA under Section 104 of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard.

(2)
Orders issued by MSHA under Section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.
(3)
Citations and orders issued by MSHA under Section 104(d) of the Mine Act for an unwarrantable failure to comply with mandatory health or safety standards.
(4)
Violations deemed by MSHA to be flagrant under Section 110(b)(2) of the Mine Act.
(5)
Orders issued by MSHA under Section 107(a) of the Mine Act for situations in which MSHA determined an “imminent danger” (as defined by MSHA) existed.
(6)
Amounts included are the total dollar value of proposed assessments received from MSHA from July 1, 2025, through September 30, 2025, regardless of whether the assessment has been challenged or appealed. Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and sometimes dismissed. The number of citations, orders, and proposed assessments vary by the MSHA District’s approach to enforcement and vary depending on the size and type of the operation. There may be violations which have not been assessed at the time of this report.